SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 5)(1)

                             SDC International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    784051104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   784051104
            ---------------------

1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Somerset Capital Partners, L.P.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.  SOLE VOTING POWER

    0

6.  SHARED VOTING POWER

    975,450

7.  SOLE DISPOSITIVE POWER

    0

8.  SHARED DISPOSITIVE POWER

    975,450

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    975,450

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.38%

12. TYPE OF REPORTING PERSON*

    PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    784051104
            ---------------------

1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Somerset Capital Management, LLC

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.  SOLE VOTING POWER

    0

6.  SHARED VOTING POWER

    975,450

7.  SOLE DISPOSITIVE POWER

    0

8.  SHARED DISPOSITIVE POWER

    975,450

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    975,450

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.38%

12. TYPE OF REPORTING PERSON*

    OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   784051104
            ---------------------

1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Somerset Capital Advisers, LLC
    (formerly reporting as Schaenen Capital Management, LLC)(2)

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.  SOLE VOTING POWER

    0

6.  SHARED VOTING POWER

    975,450

7.  SOLE DISPOSITIVE POWER

    0

8.  SHARED DISPOSITIVE POWER

    975,450

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    975,450

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.38%

12. TYPE OF REPORTING PERSON*

    IN, OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------
(2) Schaenen Capital Management, LLC originally reported beneficial ownership of the shares reported herein. As of December 31, 2002, Schaenen Capital Management, LLC merged into Somerset Capital Advisers, LLC.

CUSIP No.   784051104
            ---------------------

1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Michael Schaenen

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.  SOLE VOTING POWER

    0

6.  SHARED VOTING POWER

    975,450

7.  SOLE DISPOSITIVE POWER

    0

8.  SHARED DISPOSITIVE POWER

    975,450

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    975,450

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.38%

12. TYPE OF REPORTING PERSON*

    IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   784051104
            ---------------------

1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Louis G. Markatos

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.  SOLE VOTING POWER

    0

6.  SHARED VOTING POWER

    975,450

7.  SOLE DISPOSITIVE POWER

    0

8.  SHARED DISPOSITIVE POWER

    975,450

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    975,450

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.38%

12. TYPE OF REPORTING PERSON*

    IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   784051104
            ---------------------

1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    F. Tracy Lavery

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.  SOLE VOTING POWER

    0

6.  SHARED VOTING POWER

    975,450

7.  SOLE DISPOSITIVE POWER

    0

8.  SHARED DISPOSITIVE POWER

    975,450

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    975,450

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.38%

12. TYPE OF REPORTING PERSON*

    IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   784051104
            ---------------------

Item 1(a).  Name of Issuer:

            SDC International, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            231 Bradley Place
            Palm Beach, Florida 33480
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Somerset Capital Partners, L.P.
            Somerset Capital Management, LLC
            Somerset Capital Advisers, LLC
            (formerly reporting as Schaenen Capital Management, LLC)
              Michael Schaenen, Managing Member
              Louis G. Markatos, Managing Member
              F. Tracy Lavery, Managing Member
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            10 East 40th Street
            Suite 4101
            New York, New York 10016
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            United States
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $.001 par value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            784051104
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)   [_] Broker or dealer registered under Section 15 of the Exchange
               Act.

     (b)   [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)   [X] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)   [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

          975,450
          ----------------------------------------------------------------------

     (b) Percent of class:

          4.38%
          ----------------------------------------------------------------------

     (c) Number of shares as to which Somerset Capital Partners, L.P. has:

          (i) Sole power to vote or to direct the vote    0
                                                          ---------------------,

          (ii) Shared power to vote or to direct the vote 975,450
                                                          ---------------------,

          (iii) Sole power to dispose or to direct the    0
                disposition of                            ---------------------,

          (iv)  Shared power to dispose or to direct the  975,450
                disposition of                            ---------------------.

            --------------------------------------------------------------------

           Number of shares as to which Somerset Capital Management, LLC has:

          (i) Sole power to vote or to direct the vote    0
                                                        - ---------------------,

          (ii) Shared power to vote or to direct the vote 975,450
                                                          ---------------------,

          (iii) Sole power to dispose or to direct the    0
                disposition of                            ---------------------,

          (iv)  Shared power to dispose or to direct the  975,450
                disposition of                            ---------------------.

            --------------------------------------------------------------------

           Number of shares as to which Somerset Capital Advisers, LLC (formerly reporting as Schaenen Capital Management, LLC) has:

          (i) Sole power to vote or to direct the vote    0
                                                          ---------------------,

          (ii) Shared power to vote or to direct the vote 975,450
                                                          ---------------------,

          (iii) Sole power to dispose or to direct the    0
                disposition of                            ---------------------,

          (iv)  Shared power to dispose or to direct the  975,450
                disposition of                            ---------------------.

           --------------------------------------------------------------------

          Number of shares as to which Michael Schaenen has:

          (i) Sole power to vote or to direct the vote    0
                                                          ---------------------,

          (ii) Shared power to vote or to direct the vote 975,450
                                                          ---------------------,

          (iii) Sole power to dispose or to direct the    0
                disposition of                            ---------------------,

          (iv)  Shared power to dispose or to direct the  975,450
                disposition of                            ---------------------.

            --------------------------------------------------------------------

           Number of shares as to which Louis G. Markatos has:

          (i) Sole power to vote or to direct the vote    0
                                                          ---------------------,

          (ii) Shared power to vote or to direct the vote 975,450
                                                          ---------------------,

          (iii) Sole power to dispose or to direct the    0
                disposition of                            ---------------------,

          (iv)  Shared power to dispose or to direct the  975,450
                disposition of                            ---------------------.

            --------------------------------------------------------------------

           Number of shares as to which F. Tracy Lavery has:

          (i) Sole power to vote or to direct the vote    0
                                                          ---------------------,

          (ii) Shared power to vote or to direct the vote 975,450
                                                          ---------------------,

          (iii) Sole power to dispose or to direct the    0
                disposition of                            ---------------------,

          (iv)  Shared power to dispose or to direct the  975,450
                disposition of                            ---------------------.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

         The Reporting Person has ceased to be the beneficial owner of more than 5 percent of the class of securities.
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.

          With respect to Somerset Capital Advisers, LLC (formerly reporting as Schaenen Capital Management, LLC):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

          With respect to Somerset Capital Partners, L.P., Somerset Capital Management, LLC; Michael Schaenen, Louis G. Markatos and F. Tracy
          Lavery:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 10, 2004
                                        ----------------------------------------
                                                        (Date)

                                        SOMERSET CAPITAL PARTNERS, L.P.
                                        SOMERSET CAPITAL MANAGEMENT, LLC
                                        SOMERSET CAPITAL ADVISERS, LLC

                                          By: /s/ Michael Schaenen
                                        ----------------------------------------
                                           Michael Schaenen, Managing Member of
                                           Somerset Capital Advisers, LLC

                                          By: /s/ Louis G. Markatos
                                        ----------------------------------------
                                           Louis G. Markatos, Managing Member
                                           of Somerset Capital Advisers, LLC

                                          By: /s/ F. Tracy Lavery
                                        ----------------------------------------
                                           F. Tracy Lavery, Managing Member of
                                           Somerset Capital Advisers, LLC

                                        /s/ Michael Schaenen
                                        ----------------------------------------
                                        Michael Schaenen

                                        /s/ Louis G. Markatos
                                        ----------------------------------------
                                        Louis G. Markatos

                                        /s/ F. Tracy Lavery
                                        ----------------------------------------
                                        F. Tracy Lavery

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       EXHIBIT A

                                    AGREEMENT

The undersigned agree that this schedule 13G/Amendment No. 5 reporting as of December 31, 2003 relating to the Common Stock, $.001 par value of SDC International, Inc. shall be filed on behalf of the undersigned.

                                         /s/ Michael Schaenen
                                      ------------------------------------------
                                          Michael Schaenen

                                         /s/ Louis G. Markatos
                                      ------------------------------------------
                                          Louis G. Markatos

                                         /s/ F. Tracy Lavery
                                      ------------------------------------------
                                          F. Tracy Lavery

                                      SOMERSET CAPITAL PARTNERS, L.P.
                                        BY: SOMERSET CAPTIAL MANAGEMENT, LLC
                                           BY: SOMERSET CAPITAL ADVISERS, LLC

                                             BY: /s/ Michael Schaenen
                                      ------------------------------------------
                                              Michael Schaenen, Managing Member

                                             BY: /s/ Louis G. Markatos
                                      ------------------------------------------
                                              Louis G. Markatos, Managing Member

                                             BY: /s/ Tracy Lavery
                                      ------------------------------------------
                                              F. Tracy Lavery, Managing Member

01414.0001 #462450